First Federal Bankshares, Inc.

PRESS RELEASE

July 18, 2008
For Immediate Release


For Further Information Contact:   Barry E. Backhaus
                                   Interim President and Chief Executive Officer
                                   First Federal Bankshares, Inc.
                                   329 Pierce Street, P.O. Box 897
                                   Sioux City, IA  51102
                                   712.277.0222



   First Federal Bankshares, Inc. and Vantus Bank Announce Management Changes

Sioux City, Iowa. First Federal Bankshares, Inc., the holding company of Vantus Bank, announced today the resignation of Michael W. Dosland, the President and Chief Executive Officer of the Company and the Bank. Mr. Dosland also resigned as a director of the Company and of the Bank. Mr. Dosland has accepted a position with another company. The resignations were effective immediately. Barry E. Backhaus has been appointed interim President and Chief Executive Officer of the Company and the Bank, effective immediately. Mr. Backhaus, a current director of the Company and the Bank, served as President and Chief Executive Officer for 16 years, until his retirement in 2006.

Arlene T. Curry, Chairman of the Board of Directors, said, "We are pleased that Barry Backhaus has agreed to return to lead First Federal and Vantus Bank, particularly given the current challenging economic and financial market conditions."

First Federal Bankshares, Inc. common stock is traded on the Nasdaq Global Market under the symbol "FFSX." Vantus Bank, a community bank, conducts operations through its 14 full-service offices in northwest Iowa, central Iowa, and northeast Nebraska.